Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02215 goodwinlaw.com +1 617 570-1000

February 3, 2025

AlloVir, Inc.

PO Box 44

1661 Massachusetts Avenue

Lexington, MA 02420

Re:	Securities Registered under Registration Statement on Form S-4

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333-283678) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by AlloVir, Inc., a Delaware corporation (the “Company”), of up to 17,024,592 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) (subject to adjustment based on the final exchange ratio as described in the Registration Statement). The Shares are being issued to the stockholders of Kalaris Therapeutics, Inc., a Delaware corporation (“Kalaris”) pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of November 7, 2024, by and among the Company, Aurora Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Kalaris (as may be amended and/or restated from time to time, the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized but unissued shares of Common Stock available for issuance by the Company to be less than the number of unissued Shares when such Shares are issued upon the closing of the merger.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of Kalaris in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

AlloVir, Inc.

February 3, 2025

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP